                                                          EXHIBIT 4.4

               ____________________________________

                        GMH HOLDINGS, INC.
                      STOCKHOLDERS' AGREEMENT
               _____________________________________

                          TABLE OF CONTENTS


SECTION                                                     PAGE

1.   Definitions                                              3

2.   Representations of the Stockholders; Indemnity          10

3.   Restrictions on Transfers of Securities                 11

     (a)  General Restrictions                               11
     (b)  Restrictions on Stockholder Groups                 13

4.   Permitted Transfers of Securities                       14

     (a)  A Stockholder Transfers                            14
     (b)  B Stockholder Transfers                            16

5.   Transfers to the Corporation                            18

6.   Offer of Securities                                     19

7.   Transfers with Respect to Employee Stockholders         21

8.   Closing of Transfers                                    23

9.   Come Along                                              25

     (a)  Come Along                                         25
     (b)  Warrants                                           27

10.  Election of Directors and Other Voting Requirements     27

     (a)  Voting for Directors                               27
     (b)  Nominations                                        27
     (c)  Vacancies                                          28
     (d)  Removal of Directors                               28
     (e)  Written Consent                                    28
     (f)  Directors Expenses                                 29
     (g)  Special Election Matters                           29
     (h)  Committees of the Board                            30
     (i)  GMH Board                                          30
     (j)  Equitable's Rights                                 30

11.  Special Voting Requirements                             31

     (a)  Required Stockholder Approval While
          Series A Preferred Share are Outstanding           31
     (b)  Required Stockholder Approval After
          Series A Preferred Shares are Redeemed             34

12.  Share and Warrant Certificates                          36

     (a)  Restrictive Endorsement                            36
     (b)  Replacement Certificates                           37

13.  No Default                                              37

14.  Preemptive Rights                                       37

15.  Registration Rights . . . . . . . . . . . . . . . . .   40

16.  Miscellaneous                                           40

     (a)  Notices                                            40
     (b)  Termination; Amendment                             41
     (c)  Waiver                                             41
     (d)  Counterparts                                       42
     (e)  Governing Law                                      42
     (f)  Benefit and Binding Effect                         42
     (g)  Further Assurances                                 43
     (h)  Specific Performance                               43
     (i)  Voting Percentages                                 44


Exhibit A      Schedule of Stockholders

Exhibit B      Registration Rights

                      STOCKHOLDERS' AGREEMENT


     THIS STOCKHOLDERS' AGREEMENT dated as of December 21, 1995, by and among GMH Holdings, Inc., a Delaware corporation (the "Company"), and each other party executing this Agreement or a counterpart hereof (hereinafter referred to collectively as "Stockholders" and individually as a "Stockholder").



                       W I T N E S S E T H:

     WHEREAS, the Company is authorized to issue an aggregate of 4,375,000 shares of Class A Common Stock, par value $.001 per share (the "Class A Common Shares"), of which 1,656,250 Class A Common Shares are currently issued and outstanding, 787,500 shares of Class B Common Stock, par value $.001 per share (the "Class B Common Shares"), none of which Class B Common Shares are currently issued and outstanding, 2,150,000 shares of Class C Common Stock, par value $.001 per share (the "Class C Common Shares" and together with the Class A Common Shares and the Class B Common Shares, the "Common Shares"), none of which Class C Common Shares are currently issued and outstanding, 8,000,000 shares of Series A Redeemable Preferred Stock, par value $.001 per share (the "Series A Preferred Shares"), all of which Series A Preferred Shares are currently issued and outstanding, and 2,150,000 shares of Series B Convertible Preferred Stock, par value, $.001 per share (the "Series B Preferred Shares"), all of which Series B Preferred Shares are currently issued and outstanding (the Class A Common Shares, Class B Common Shares, Class C Common Shares, Series A Preferred Shares and Series B Preferred Shares are collectively referred to as the "Shares"); and

     WHEREAS, each Stockholder is the record and beneficial owner of the number of Class A Common Shares, Class B Common Shares, Class C Common Shares, Series A Preferred Shares and Series B Preferred Shares appearing opposite his or its name on Exhibit A attached hereto, free and clear of all options, liens, encumbrances or charges of any kind, except this Agreement; and

     WHEREAS, the Company has issued to The Equitable Life Assurance Society of the United States and to certain principals of Larkspur Capital Corporation warrants dated the date hereof to purchase an aggregate of 568,750 Class A Common Shares or Class B Common Shares at a price of $.01 per share (the "Warrants"); and

     WHEREAS, the parties deem it in the best interests of the Company to provide for continuity in the control and operation of the Company and to restrict the transfer of the Shares (including the Common Shares issuable upon conversion of the Series B Preferred Shares or upon exercise of the Warrants), as herein provided;

     NOW, THEREFORE, in consideration of the agreements and mutual covenants contained herein, the parties hereto agree as follows:

          1.   DEFINITIONS.

          As used in this Agreement, terms defined in the preamble and recitals hereto shall have the respective meanings specified therein, and the following terms shall have the following meanings:

          "A STOCKHOLDER" shall mean (i) any Stockholder that is designated one of the Group A Stockholders in Exhibit A to this Agreement and (ii) any Person who acquires Securities after the date hereof and is designated as an A Stockholder in accordance with the provisions of this Agreement.

          "ACT" shall mean the Securities Act of 1933, as amended.

          "AFFILIATE", as applied to any Person, means any other person, directly or indirectly controlling, controlled by, or under common control with that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, and in all events, GMH shall be deemed to be an Affiliate of the Company.

          "B STOCKHOLDER" shall mean (i) any Stockholder that is designated one of the Group B Stockholders in Exhibit A to this Agreement and (ii) any Person who acquires Securities after the date hereof and is designated as a B Stockholder in accordance with the provisions of this Agreement.

          "BULLDOG" shall mean Bulldog Holdings LLC, a New York limited liability company.

          "BUSINESS DAY" shall mean any day other than a Saturday or a Sunday or a day on which commercial banking institutions in the City of New York are authorized to close.

          "CAUSE" shall mean, with respect to any Employee Stockholder, any of the following: (a) any deliberate or intentional act or omission by the Employee Stockholder with the intent of causing damage to the Company's or GMH's relationships with its lenders, suppliers or customers; (b) any fraud, misappropriation or embezzlement by the Employee Stockholder involving properties, assets or funds of the Company or of GMH; (c) a conviction of the Employee Stockholder, or plea of NOLO CONTENDERE by the Employee Stockholder, to any crime or offense involving monies or other property of the Company or GMH or any other felony or criminal act involving moral turpitude; (d) any usurpation by the Employee Stockholder of a corporate opportunity of the Company or GMH or the Employee Stockholder's willful and continual neglect of or willful and continual failure to perform any of his material duties, responsibilities or obligations as an employee of the Company or GMH, but only after notice of such usurpation, neglect or failure is delivered to the Employee Stockholder and the Employee Stockholder fails or refuses to remedy such usurpation, neglect or failure to the reasonable satisfaction of the Board of Directors of the Company or GMH, as applicable, within thirty (30) days after the receipt of such notice; provided, that any act or omission taken by the Employee Stockholder in good faith and in the reasonable belief that such action or omission was in the best interests of the Company or GMH shall not constitute "Cause"; or (e) the violation by the Employee Stockholder of Section 7 of his Employment Agreement or of any other non-competition agreement or covenant binding upon the Employee Stockholder.

          "CERTIFICATE OF INCORPORATION" shall mean the Company's Certificate of Incorporation, as amended or restated from time to time.

          "CO-SALE TRANSFER" shall mean any sale by any Stockholder of such number of the Voting Shares held by such Stockholder in a bona fide, arms-length transaction to any Person who is not then either a party to this Agreement or a Related Transferee of such Stockholder, as the case may be, which results in such Person owning in excess of 10% of the then issued and outstanding Voting Shares.

          "EMPLOYEE STOCKHOLDER" shall mean any of Samuel P. Scott, Kelly Scott Herold, as Trustee, Drew Eric Scott, Gregory Keith Scott, Lannis Thomas, Wayne Roberts, Thomas M. Vinson, Bruce Hallock, Michael O'Gorman, Benny Bryan or James
H. McClellan.

          "EQUITABLE" shall mean The Equitable Life Assurance Society of the United States, a New York insurance company.

          "FUNDAMENTAL CHANGE" shall have the meaning set forth in Section 11(b) hereof.

          "GMH" shall mean, prior to the Merger, GMH Acquisition Corp., a Delaware corporation, and after the Merger, General Manufactured Housing, Inc., a Georgia corporation.

          "GROUP A OFFEREES" shall mean Bulldog, RFE, Michigan and Sterling.

          "INVESTORS RIGHTS AGREEMENT" shall mean that certain Investors Rights Agreement dated as of the date hereof between and among the RFE Group, Bulldog, Equitable and the Company.

          "MERGER" shall mean the merger of GMH Acquisition Corp. with and into General Manufactured Housing, Inc., with General Manufactured Housing, Inc. as the surviving corporation.

          "MICHIGAN" shall mean the State Treasurer of the State of Michigan, Custodian of the Michigan Public School Employees' Retirement System, State Employees Retirement System, Michigan State Police Retirement System and the Michigan Judges' Retirement System.

          "NON-SELLING STOCKHOLDER GROUP" shall mean the following Employee
Stockholders: Lannis Thomas, Wayne Roberts, James H. Vinson, Bruce Hallock, Michael O'Gorman, Benny Bryan and Thomas M. McClellan.

          "PERSON" shall mean a natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, and trust, business trust or other organization, whether or not a legal entity, or a government or agency or any political subdivision thereof.

          "PUT DATE" shall mean the date which is the eighth (8th) anniversary of the date hereof.

          "PUT RIGHTS" shall mean the rights granted by the Company to the RFE Group and Equitable pursuant to Section 1.1 of the Investors Rights Agreement.

          "RELATED TRANSFEREES" shall mean, (i) with respect to each Stockholder who is a natural person, such Stockholder's spouse, any lineal descendant (whether by birth or adoption), and trusts for the benefit of his spouse or lineal descendants (whether by birth or adoption), and, upon the death, disability or incompetence of such Stockholder, his estate or personal representative and (ii) with respect to any Stockholder who is not a natural person, the Affiliates of such Stockholder, any partner of any Stockholder which is a partnership and any successor trustee of any Stockholder which is a trustee.

          "RFE" shall mean RFE Investment Partners V, L.P., a Delaware limited partnership.

          "RFE GROUP" shall mean RFE, Michigan and Sterling.

          "SECURITIES" shall mean and include (i) all Class A Common Shares, Class B Common Shares, Class C Common Shares, Series A Preferred Shares, Series B Preferred Shares and Warrants owned, of record or beneficially, by any Stockholder, (ii) all Class A Common Shares, Class B Common Shares, Class C Common Shares, Series A Preferred Shares, Series B Preferred Shares and Warrants hereafter acquired, directly or indirectly, by any Stockholder, including the Common Shares issuable upon conversion of the Series B Preferred Shares or upon exercise of any Warrant, and (iii) all other Securities of the Company acquired by any Stockholder by way of dividend or upon an increase, reduction, substitution or reclassification of stock of the Company or upon any reorganization of the Company.

          "SECURITIES ACTS" shall mean any applicable statute, rule, regulation or administrative or regulatory requirement applicable to the transfer of securities of the Company, including the Act, and the rules and regulations promulgated thereunder, and all applicable state securities or "blue sky" laws.

          "SELLING STOCKHOLDER GROUP" shall mean the following Employee
Stockholders: Samuel P. Scott, Kelly Scott Herold, as Trustee, Gregory Keith Scott and Drew Eric Scott.

          "STERLING" shall mean Sterling Commercial Capital, Inc., a New York corporation.

          "STOCKHOLDER GROUP" shall mean, with respect to any Stockholder, such Stockholder, each of his or its Related Transferees and each of their respective successor Related Transferees.

          "TRANSFER" shall mean any sale, assignment, transfer, pledge, hypothecation, mortgage, charge, lien, encumbrance, gift, bequest, transmission or other disposition of Securities, provided that the encumbrances contemplated by, and transfers of Securities pursuant to the terms and provisions of Section 4 hereof shall not be deemed to be "transfers".

          "VOTING SHARES" shall mean the Series B Preferred Shares, the Class A Common Shares, the Class B Common Shares issuable upon exercise of the Warrant issued to Equitable (notwithstanding that the Class B Common Shares are non-voting) and the Class C Common Shares, including (a) any Class C Common Shares issued upon conversion of the Series B Shares or (b) Class A Common Shares or Class B Common Shares issued upon exercise of the Warrants.

          "WARRANTS" shall have the meaning set forth in the recitals hereto.

          2.   REPRESENTATIONS OF THE STOCKHOLDERS; INDEMNITY.

          (a) Each Stockholder other than Michigan and Equitable, severally represents and warrants as follows:

               (i) this Agreement constitutes the valid and legally binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to (A) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (B) rules of law governing specific performance, injunctive relief or other equitable remedies;

              (ii) the execution, delivery and performance of this Agreement by such Stockholder does not (A) violate or result in a breach of or constitute a default under any of the organizational or constituent documents of any Stockholder which is not a natural Person, or any contract, agreement, indenture, mortgage, pledge, note, bond, license, permit or other instrument or obligation to which such Stockholder is a party or by which it or any of its assets are bound or affected or (B) require any permit, consent, approval or authorization of, or designation, declaration or filing with, any governmental authority or any other person or entity, except for those which have already been obtained; and

             (iii) such Stockholder, if not a natural person, has all requisite power and authority to enter into and perform its obligations under this Agreement in accordance with its terms.

          (b) Each Stockholder, other than Michigan and Equitable, agrees to indemnify and hold harmless the other Stockholders and the Company and its directors, employees, affiliates and agents from and against any and all damages, losses, costs and expenses (including reasonable attorneys' fees) which any of them may incur by reason of the failure of such Stockholder to fulfill any of the terms or conditions of this Agreement, or by reason of any breach of the representations and warranties made by such Stockholder in this Agreement.

          3.   RESTRICTIONS ON TRANSFERS OF SECURITIES.

          (a) GENERAL RESTRICTIONS. During the term of this Agreement, none of the Securities may be the subject of a transfer unless:

               (i) such transfer shall be made in accordance with the provisions of this Agreement and Exhibit B hereto, relating to the Stockholders' rights to register their Common Shares or Warrants under the Securities Acts;

              (ii) the proposed transferee shall deliver to the Company a written acknowledgment that the Securities to be transferred are subject to this Agreement and that the proposed transferee and his or its successors in interest agree to be and are bound hereby and thereby to the same extent and in the same manner as the transferor of such Securities; provided, that from and after the Put Date, the restrictions contained in this Agreement shall cease to apply to any Shares which are covered by the Put Rights; and


             (iii) such transfer shall be made in compliance with the Securities Acts, and prior to any such transfer, the Stockholder proposing to transfer Securities shall give the Company (A) notice describing the manner and circumstances of the proposed transfer and (B) if reasonably requested by the Company, a written opinion of legal counsel reasonably satisfactory to the Company and its counsel, in form and substance reasonably satisfactory to the Company and its counsel, to the effect that the proposed transfer of Securities will be in compliance with the Securities Acts; provided, however, that for transactions made pursuant to Rule 144 under the Act, an opinion of counsel shall only be required if reasonably requested by the Company and which shall be to the effect that the proposed transfer of Securities may be effected without registration under the Act; and provided, further, that no such opinion of counsel shall be necessary for a transfer by a Stockholder which is (1) a partnership to its partners or retired partners in accordance with partnership interests, (2) an individual to a Related Transferee or trust for the benefit of such individual or Related Transferee or (3) a trustee for the benefit of others to a successor trustee.

     Upon the transfer of Securities in accordance with this Agreement, the transferee of such Securities shall be deemed a "Stockholder" hereunder. Any attempted transfer of Securities other than in accordance with this Agreement and the Registration Rights Agreement shall be null and void, and the Company shall not recognize any such attempted transfer nor reflect in its records any change in ownership of Securities pursuant thereto, nor issue any certificate or other evidence of ownership of Securities in connection therewith.

          (b) RESTRICTIONS ON STOCKHOLDER GROUPS. Any Securities transferred upon satisfaction of the conditions contained in this Agreement shall be held subject to the terms of this Agreement and the holder thereof shall be deemed a Stockholder for purposes of this Agreement, as follows:

               (i) Any Securities transferred to, or any Securities held by, any one of the A Stockholders shall be held by such A Stockholder subject to the provisions hereof governing Securities held by A

Stockholders.

              (ii) Any Securities transferred to, or any Securities held by any one of the B Stockholders shall be held by such B Stockholder subject to the provisions hereof governing Securities held by B Stockholders.

             (iii) Any Securities transferred to any Person that is not a Stockholder prior to such transfer shall, unless otherwise provided herein, be held by such Person subject to the provisions hereof governing Securities held by the Stockholder that transferred Shares to such Person.

          4. PERMITTED TRANSFERS OF SHARES. Notwithstanding the provisions of
Section 3(a) hereof, during the term of this Agreement, any Stockholder may transfer any or all of his or its respective Securities, subject to the restrictions contained in Section 3 hereof and upon compliance with the following terms and conditions:

          (a) A STOCKHOLDER TRANSFERS. Subject to the provisions of Section 11(a)(xiii), any A Stockholder may transfer any or all of his, her or its Securities as follows:

               (i) to any Related Transferee of the A Stockholder making such transfer, provided that any Securities transferred to such Related Transferee shall be held by such Related Transferee subject to the provisions hereof governing A Stockholders;

              (ii) to the Company in accordance with the procedures described in
Section 5 hereof;

             (iii) Bulldog may transfer its Securities to the RFE Group in accordance with the option granted to the RFE Group pursuant to Section 2 of the Investors Rights Agreement;

              (iv) Equitable may transfer its Securities to a Person (A) for whom Alliance Corporate Finance Group Incorporated is the sole investment advisor and (B) in connection with such Person becoming the holder of any of the Senior Subordinated Notes of GMH originally issued to Equitable; or

               (v) to any Person, including any Stockholder (other than the Persons described in (i), (ii), (iii) and (iv) above), provided that (A) such Securities are first offered for sale to the Group A Offerees (excluding any member of the Group A Offerees who is the transferor), pro rata in accordance with the procedures described in Section 6 hereof, (B) if the Group A Offerees do not agree to purchase all of such Securities offered for sale, the remainder of such Securities are next offered to all other A Stockholders, pro rata in accordance with the procedures described in Section 6 hereof, (C) if the Group A Offerees and such other A Stockholders do not agree to purchase all of such Securities offered for sale, the remainder of such Securities are next offered for sale to all B Stockholders, pro rata in accordance with the procedures described in Section 6 hereof and (D) if any such transfer involves a Co-Sale Transfer, it shall be made in accordance with the procedures described in
Section 9 hereof; and provided, further, that from and after the Put Date, the provisions of this Section 4(a)(iv) shall cease to apply to any transfer of Voting Shares held by any A Stockholder which are subject to the Put Rights.

          (b) B STOCKHOLDER TRANSFERS. Subject to the provisions of Section 11(a)(xiii), any B Stockholder may transfer any or all of his, her or its Securities as follows:

               (i)  INTENTIONALLY DELETED

              (ii) to any other B Stockholder; provided, that, (A) such Securities are first offered for sale to the members of the Selling Stockholder Group, pro rata in accordance with the procedures described in
     Section 6 hereof and (B) if the members of the Selling Stockholder Group do not agree to purchase all of such Securities offered for sale, the remainder of such Securities are next offered for sale to the members of the Non-Selling Stockholder Group, pro rata in accordance with the procedures described in Section 6 hereof;

             (iii) to the members of the Selling Stockholder Group in accordance with the provisions of Section 7(a);

              (iv) to any Related Transferee of the B Stockholder making such transfer, provided that any Securities transferred to such Related Transferee shall be held by such Related Transferee subject to the provisions governing B Stockholders;

               (v) to the Company in accordance with the procedures described in
     Section 5 hereof; or

              (vi) to any Person, including a Stockholder (other than the Persons described in (i), (ii), (iii), (iv) and (v) above), provided that
     (A) such Securities are first offered for sale to the Group A Offerees, pro rata in accordance with the procedures described in Section 6 hereof (except that if a member of the Non-Selling Stockholder Group is the transferor, such Securities shall first be offered for sale to the members of the Selling Stockholder Group, pro rata in accordance with the procedures described in Section 6 hereof, and if the members of the Selling Stockholder Group do not agree to purchase all of such Securities offered for sale, the remainder of such Securities are then offered for sale to the Group A Offerees), (B) if the Group A Offerees do not agree to purchase all of such Securities offered for sale, the remainder of such Securities are next offered for sale to all other B Stockholders, pro rata in accordance with the procedures described in Section 6 hereof, (C) if the Group A Offerees and such other B Stockholders do not agree to purchase all of such Securities offered for sale, the remainder of such Securities are next offered for sale to all A Stockholders (other than the Group A Offerees), pro rata in accordance with the procedures described in Section 6 hereof and (D) if such transfer involves a Co-Sale Transfer, it shall be made in accordance with the procedures described in
     Section 9 hereof.

          5. TRANSFERS TO THE CORPORATION. Any Stockholder may transfer any or all of his or its Securities to the Company, on such terms and conditions as the Stockholder and the Corporation may agree; PROVIDED, HOWEVER, that except for
(a) any redemption of the Series A Preferred Shares in accordance with the Certificate of Incorporation or (b) any repurchase of Voting Shares pursuant to the Put Rights, the Company shall not repurchase or redeem any Securities without the written consent of the Stockholders required pursuant to the provisions of Sections 11(a) or (b) hereof, as applicable. Any Securities purchased or redeemed by the Company shall be retired and not be reissued. If the Company is legally or contractually restricted from purchasing all of such Securities, the Company shall, at such time, purchase the portion of the Securities which it is legally or contractually permitted to purchase, and shall purchase the balance of the Securities as soon thereafter as it is legally or contractually able to do so.

          6. OFFER OF SECURITIES. Whenever any Stockholder is required to offer Securities for sale to other Stockholders pursuant to Section 4 hereof, the following procedures shall apply:

          (a) The Stockholder proposing to make such a transfer (the "Transferor") shall deliver a written notice of the proposed transfer (the "Transfer Notice") to the Company and to each of the other Stockholders entitled to receive an offer to purchase under the provisions of this Agreement. The Transfer Notice shall contain a description of the proposed transaction and the terms thereof, including the number of Securities to be transferred, the name of each Person to whom or in favor of whom the proposed transfer shall be made (the "Transferee"), and a description of the consideration to be received by the Transferor upon transfer of the Securities which must be cash.

          (b) At the same time as the delivery of the Transfer Notice, the Transferor shall deliver a written offer to sell to each of the other Stockholders entitled to receive such an offer under other provisions of this Agreement, a pro rata (in accordance with the percentage of Voting Shares then held by the other Stockholders) portion of the Securities offered for sale by the Transferor, as required under other provisions of this Agreement. Such offer to sell shall contain the same terms and conditions and shall be for the same consideration as described in the Transfer Notice.

          (c) For a period of twenty-five (25) days after the offer described in
(b) above is sent to Stockholders, each such Stockholder may, by written notice to the Transferor and to the Company, accept in whole or in part the offer to sell Securities. Such acceptance shall specify the amount of Securities to be purchased by such Stockholder and a proposed date for closing such purchase, which date shall not exceed sixty (60) days from the date the offer described in
(b) above is sent to Stockholders. If any Stockholder does not accept the offer to purchase all of the Securities offered by the Transferor, the Transferor shall make one or more additional offers of the remainder of such Securities to Stockholders who have agreed to purchase all of the Securities previously offered to them by the Transferor. Such additional offer or offers shall be made for a period of ten (10) days to each of such Stockholders in the same ratio that the amount of Voting Shares which such Stockholder has agreed to purchase bears to the total amount of Voting Shares which all Stockholders to whom such additional offer or offers are made have agreed to purchase.

          (d) In the event that the other Stockholders do not agree to purchase all of the Securities offered for sale by the Transferor, the Transferor shall have the right at his or its election:

               (i) to proceed with the sale of such Securities as other Stockholders have agreed to purchase;

              (ii) to cancel all of the offers to other Stockholders and not sell; or

             (iii) to cancel all of the offers to other Stockholders and make a bona fide sale or other transfer of the Securities to the Transferee named in the Transfer Notice, but only in strict accordance with the terms and for the consideration stated in the Transfer Notice and within ninety (90) days of the last offer to Stockholders hereunder.

          7.   TRANSFERS WITH RESPECT TO EMPLOYEE STOCKHOLDERS.

          (a) If any member of the Non-Selling Stockholder Group voluntarily ceases to serve as an employee or officer of the Company or GMH without the consent of the Company or GMH, as applicable, or his employment is terminated for any reason other than death or disability, in each case, on or prior to the third anniversary of the date of this Agreement, all Securities held by such Stockholder and his Related Transferees, if any, shall, immediately upon such termination of employment, be transferred to the members of the Selling Stockholder Group (pro rata in accordance with the percentage of Voting Shares then held by the members of the Selling Stockholder Group) for a purchase price equal to the total number of Shares so transferred multiplied by the par value of such Shares.

          (b) If (i) the employment of any member of the Non-Selling Stockholder Group with the Company or GMH terminates by reason of death or disability or
(ii) after the third anniversary of the date of this Agreement but prior to the earlier of (A) the fifth anniversary of the date of this Agreement or (B) the date upon which a Co-Sale Transfer occurs, any member of the Non-Selling Stockholder Group voluntarily ceases to serve as an employee or officer of the Company or GMH without the consent of the Company or GMH, as applicable, or his employment with the Company or GMH is terminated for any reason other than death or disability, then such Person shall immediately surrender to the Corporation all

Shares held by him and his Related Transferees, if any, in exchange for an equal number of Class B Common Shares.

          (c) If prior to the earlier of (i) the fifth anniversary of the date of this Agreement or (ii) the date upon which a Co-Sale Transfer occurs, any member of the Selling Stockholder Group voluntarily ceases to serve as an executive officer of the Company or GMH or his employment with the Company or GMH is terminated for Cause, then such Person shall immediately surrender to the Corporation all Shares held by him and his Related Transferees, if any, (and who, in the case of Samuel P. Scott, shall mean his Related Transferees, if any, who have acquired Securities by transfer from him after the date hereof), in exchange for an equal number of Class B Common Shares.

          (d) Immediately upon the occurrence of any event set forth in paragraphs (b) or (c) above which requires the exchange of Class A Common Shares for certificates of Class B Common Shares, the rights of the holder of such Class A Common Shares shall automatically cease, and such Person shall be deemed to have become a holder of Class B Common Shares.

          8. CLOSING OF TRANSFERS. The closing for all purchases and sales of Securities provided for in this Agreement hereof shall be held at the offices of the Company. If any Stockholder (or a Related Transferee) who has become obligated to purchase or sell Securities hereunder is deceased on the closing date for such purchase or sale and such deceased person's personal representative shall not have been appointed and qualified by such date, then the closing shall be postponed until the 10th day after the appointment and qualification of such personal representative. If the closing date of such purchase or sale falls on a Saturday, Sunday or legal holiday, then the closing shall be held on the next succeeding business day. The purchase price for the Securities shall be paid at the closing by certified check or by cashier's or official bank check. At the closing, the seller(s) shall deliver to the purchaser(s) the certificate or certificates representing the Securities to be sold, duly endorsed in blank and bearing the necessary documentary stamps. Any Stockholder (or his personal representative or any Related Transferee of such Stockholder) which transfers Securities shall (a) do all things and execute and deliver all such papers as may be necessary or reasonably requested by the Company in order to consummate such transfer, (b) pay to the Company such amounts as may be required for any applicable stock transfer taxes and (c) pay to the Company any expenses incurred by the Company in connection with such transfer (including reasonable attorneys fees). In the event that a Stockholder (or, his personal representative or any Related Transferee of such Stockholder) having become obligated to sell Securities hereunder shall fail to deliver such Securities in accordance with the terms of this Agreement, the purchasers may, at their option, in addition to all other remedies they may have, send to the sellers by personal delivery or registered mail, return receipt requested, the purchase price of such Securities as is hereinabove specified. Thereupon, the Company shall (i) cancel on its books the certificate or certificates representing the Securities to be sold, (ii) issue, in lieu thereof, a new certificate or certificates in the name of the purchasers representing such Securities, (iii) deliver such new certificate or certificates to the Purchasers and (iv) give notice thereof to the sellers, and thereupon all of the sellers' rights in and to such Securities shall terminate.

          9.   COME ALONG.

          (a) COME ALONG. If any Stockholder proposes to transfer Voting Shares in a Co-Sale Transfer (the "Selling Stockholder"), it shall give notice of such proposed sale (the "Sale Notice") to the Company and the other Stockholders (the "Other Stockholders"), which notice shall set forth at least the name and address of the proposed transferee (the "Buyer") and the price and terms of such proposed sale. Any of the Other Stockholders shall then be entitled to give, within 20 days after the giving of such

Sale Notice, a counter-notice to the Company, the Selling Stockholder, and to the Buyer at the address specified in the Sale Notice, that it elects to have the Buyer choose to purchase the number of Voting Shares owned by such Other Stockholder (and the Voting Shares of his, her or its Related Transferees, if any) equal to (i) the number of Voting Shares held by such Other Stockholder and his, her or its Related Transferees, if any, multiplied by (ii) a fraction, the numerator of which is the number of Voting Shares proposed to be acquired by the Buyer from the Selling Stockholder and the denominator of which is the total number of Voting Shares held by the Selling Stockholder (before giving effect to the proposed sale to the Buyer), at the same price and upon the same terms and conditions as contained in the Sale Notice. In the event any Other Stockholder makes the aforesaid election, the Buyer shall purchase and such Other Stockholder (and his, her or its Related Transferees, if any) shall sell such number of Voting Shares owned (or deemed owned) by them at the same price and upon the same terms and conditions as contained in the Sale Notice; provided, that if the Buyer is not willing to purchase the total number of Voting Shares held by the Selling Stockholder and the Other Stockholders who have elected to participate in such sale, the Buyer shall purchase that number of Voting Shares that it wishes to purchase (but not less than the number set forth in the Sale Notice), and the Selling Stockholder and the Other Stockholders shall each sell that number of Voting Shares to the Buyer equal to the product of (x) the aggregate number of Voting Shares to be purchased by the Buyer and (y) a fraction, the numerator of which is the number of Voting Shares then owned by such Stockholder, and the denominator of which is the aggregate number of Voting Shares owned by the Selling Stockholder and the Other Stockholders who have elected to participate in such sale.

          (b) WARRANTS. For purposes of Section 9(a), any Stockholder which holds Warrants and which, if such Warrants had been exercised, would be permitted to sell the resulting Voting Shares under Section 9(a), shall have the right to sell Warrants for the number of Voting Shares which, together with the number of Voting Shares, if any, such Stockholder elects to sell, equals the number of Voting Shares such Stockholder is permitted to sell under Section 9(a), without any requirement that such Warrants be exercised and converted to Voting Shares before a sale under Section 9(a). The purchase price per Warrant shall be the purchase price per Voting Share less the exercise price of the Warrant.

          10.  ELECTION OF DIRECTORS AND OTHER VOTING REQUIREMENTS.

               (a) VOTING FOR DIRECTORS. During the term of this Agreement, (i) there shall be seven directors of the Company and (ii) at each meeting of the Stockholders of the Company for the election of directors, the Stockholders shall vote all Voting Shares held by them for the election of the seven persons nominated pursuant to Section 10(b).

               (b) NOMINATIONS. During the term of this Agreement, directors shall be nominated by the Stockholders as follows: the nominees for directors shall be (i) the four persons nominated by Bulldog, (ii) the two persons receiving a plurality of votes cast by all members of the RFE Group, including one nominee designated by RFE and (iii) Samuel P. Scott.

               (c) VACANCIES. During the term of this Agreement, should a vacancy in the Board of Directors be caused by death, resignation, removal or any other reason, each of the Stockholders agrees to vote all Voting Shares owned by such Stockholder for (i) the one person receiving a plurality of votes cast by all B Stockholders at a meeting of B Stockholders held to nominate directors, in the case of a vacancy caused by the death, resignation, removal or other reason with respect to Samuel P. Scott or (ii) the nominee selected by Bulldog or the RFE Group, as the case may be, as provided in Section 10(b) hereof.

               (d) REMOVAL OF DIRECTORS. If at any time any Stockholder proposes to remove any director who was nominated by such Stockholder as provided in Section 10(b) hereof, each Stockholder agrees to vote all of the Voting Shares owned by such Stockholder for such removal if removal has been approved by the persons who would be entitled to fill a vacancy pursuant to
Section 10(c) hereof.

               (e) WRITTEN CONSENT. Notwithstanding any reference herein to votes cast at a meeting of the Stockholders, directors may be chosen for nomination by the Stockholders acting by written consent without a meeting and directors may be elected by the Stockholders acting by written consent without a meeting to the extent permitted by law, by the certificate of incorporation and the by-laws of the Company; PROVIDED, HOWEVER, that nothing in this Section 10(e) shall authorize the nomination, election or removal of directors other than in accordance with the provisions of this Section 10.

               (f) DIRECTORS EXPENSES. Each director of the Company (and any observer pursuant to Section 10(j)) shall be reimbursed for his actual out of pocket expenses incurred in attending each meeting of the Board of Directors or any committee thereof. In addition, if any of the directors nominated by the RFE Group pursuant to Section 10(b)(ii) is a person with outside operating experience and not otherwise affiliated with any member of the RFE Group, the Company will pay such director reasonable directors fees.

               (g) SPECIAL ELECTION MATTERS. Notwithstanding anything contained in this Section 10 to the contrary, if an Event of Default, as defined in the Certificate of Incorporation has occurred and not been cured, the Stockholders shall (to the limited extent, if at all, necessary to accomplish the following) vote all Voting Shares held by them at the time to accomplish the nomination and election of that number of nominees of the holders of the Series A Preferred Shares as constitute the smallest number of directors which shall constitute a majority of the Company's Board of Directors (including, but not limited to, voting to remove members of the Board of Directors serving prior to such election).

               (h) COMMITTEES OF THE BOARD. The Board of Directors of each of the Company and GMH shall establish an Audit Committee and a Compensation Committee in accordance with the By-laws of the Company and GMH and so long as the RFE Group owns at least 10% of the issued and outstanding Voting Shares, such committees shall include a representative of the RFE Group.

               (i) GMH BOARD. Each of the Stockholders and the Company hereby agrees to take such action as may be required so that the Board of Directors of GMH is at all time identical to the Board of Directors of the Company.

               (j) EQUITABLE'S RIGHTS. So long as Equitable continues to own at least 70% of the initial purchase percentage of the Warrants issued to it, Equitable will have (i) the ability to have a representative attend meetings of the Board of Directors of each of the Company and GMH as an observer, (ii) the right to receive all materials sent to such Boards of Directors by the Company or GMH, as applicable, (iii) the right to inspect the Company's and GMH's books and records and, upon reasonable notice, visit the Company and GMH and (iv) consult with management of the Company and GMH. Holders of the Warrants issued to Equitable shall receive monthly unaudited financial statements and annually, a copy of management's budget for the succeeding year, each at the same time as such financial statements and budget are delivered to the Company's and GMH's lenders.

          11.  SPECIAL VOTING REQUIREMENTS.

               (a) REQUIRED STOCKHOLDER APPROVAL WHILE SERIES A PREFERRED SHARES ARE OUTSTANDING. At any time during the term of this Agreement that Series A Preferred Shares are outstanding, the approval by the affirmative vote or written consent of the Stockholders holding not less than (x) 66-2/3 of all of the issued and outstanding Series A Preferred Shares with respect to paragraphs
(ii), (iv), (vi), (vii), (viii) or (ix) below and (y)

50.1% of the issued and outstanding Series A Preferred Shares with respect to paragraphs (i), (iii), (v), (x), (xi), (xii) and (xiii) below shall be required to authorize any of the following:

               (i) the payment or declaration of any dividend on the Common Shares, Series B Preferred Shares or any other equity securities (including options or warrants) of the Company (other than the Series A Preferred Shares) or the redemption, purchase or other acquisition for value (or the payment into or setting aside for a sinking fund for such purpose) any of the Common Shares, Series B Preferred Shares or any other equity securities of the Company, or the application of any of the Company's assets to the redemption, retirement, purchase or acquisition, directly or indirectly, through subsidiaries or otherwise, of any of the Common Shares, Series B Preferred Shares or other equity securities of the Company, except for (A) redemptions of Series A Preferred Shares as provided in accordance with the provisions of the Certificate of Incorporation, and (B) repurchases of Common Shares pursuant to the Investors' Rights Agreement;

              (ii) (A) any acquisition of the Company by means of a merger of the Company with or into any other corporation or other entity or person or other form of corporate reorganization in which the Company shall not be the continuing or surviving entity of such merger or reorganization (other than a mere reincorporation transaction) or a transaction in which the Company is the surviving entity but the shares of the Company's capital stock outstanding immediately prior to the transaction are exchanged or converted by virtue of the transaction into other property, whether in the form of securities, cash or otherwise or (B) a sale of all or substantially all of the assets of the Company, or in either case, any such action with respect to any subsidiary of the Company;

             (iii) the making of any loan, advance or capital contribution to, or investment in, or permitting or causing any subsidiary of the Company to make any loan, advance or capital contribution to, or investment in any of the officers, directors, employees, providers, consultants, agents or other representatives of the Company, other than (A) travel or salary advances in the ordinary course of business in a manner consistent with past practice, and (B) loans evidenced by promissory notes in connection with the purchase of Common Shares under employment or restrictive stock purchase agreements or the Investors' Rights Agreement;

              (iv) any incurrence or assumption or permitting to exist of or permitting or causing any subsidiary of the Company to incur or assume or permit to exist any indebtedness for borrowed money (including capitalized leases) other than the indebtedness owing to
     (A) First Source Financial LLP pursuant to the terms of the Secured Credit Agreement dated as of the date hereof by and between First Source Financial LLP and GMH, (B) Equitable pursuant to the terms of the Note and Warrant Purchase Agreement dated as of the date hereof by and between Equitable, the Company and GMH, and (C) the RFE Group pursuant to the terms of the Securities Purchase Agreement dated as of the date hereof between and among the RFE Group, the Company and GMH in excess of $2,600,000 in the aggregate, or the issuance of any debt securities or the assumption, guarantee, endorsement (other than in the ordinary course of business consistent with past practice) or otherwise as an accommodation becoming responsible for, liabilities of any other Person;

               (v) any purchase, holding or owning, or permitting or causing any subsidiary of the Company to purchase, hold or own any capital stock, evidence of indebtedness or other security of any subsidiary of the Company or other corporation, partnership or other entity, unless such corporation, partnership or other entity is a wholly owned subsidiary of the Company;

              (vi) permitting or causing the Company, or any subsidiary of the Company, to engage in any new line of business outside the construction, manufacture, assembling, purchasing and selling all types of manufactured buildings, structures and homes;

             (vii) any authorization or issuance of any equity securities of the Company, including any preferred stock, options or warrants to purchase any such equity security;

            (viii) any amendment or repeal of any provision of, the addition of any provision to, or the waiver of any provision of the Company's Certificate of Incorporation or By-Laws, or any alteration or change in the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred Shares, or causing or permitting any subsidiary of the Company to do the same;

              (ix) the making of any acquisition of, or loan, advance or capital contribution to, or investment in or permitting any subsidiary of the Company to make any acquisition of, or loan, advance or capital contribution to, or investment in any business entity, which, individually or together with any related series of such transactions, exceeds $1,000,000;

               (x) the making of or permitting or causing any subsidiary of the Company to make any capital expenditures in any one fiscal year in excess of the sum of (A) $500,000 plus (B) the difference between $500,000 and any unexpended amounts from prior years;

              (xi) the entering into of any contract or transaction with an Affiliate of the Company that does not deal at arm's length with the Company or which exceeds $25,000 in amount, or causing or permitting any subsidiary of the Company to do the same;

             (xii) the reclassification of any shares of Common Stock or any other shares of the Company into shares having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series A Preferred Stock; or

            (xiii) the transfer of (A) any Shares of the Company held by any of Samuel P. Scott, Gregory Keith Scott, Drew Eric Scott or Bulldog, (B) any membership interests in Bulldog held by SIHI-GMH LLC or (C) any membership interest in SIHI-GMH LLC held by either Gary M. Brost or Dennis C. Martin, in each case in excess of 10% of the Shares or membership interests originally held by them, in any transaction or series of transactions, except for (I) transfers to Related Transferees (or Persons who would be Related Transferees of SIHI-GMH LLC, Gary M. Brost or Dennis C. Martin if they were parties to this Agreement) and (II) transfers by Bulldog to the RFE Group pursuant to the Investors Rights Agreement in any transaction or series of transactions.

          (b) REQUIRED STOCKHOLDER APPROVAL AFTER SERIES A PREFERRED SHARES ARE REDEEMED. At any time during the term of this Agreement that there are no Series A Preferred Shares outstanding, the approval by the affirmative vote or written consent of the Stockholders holding not less than 70% of all of the issued and outstanding Voting Shares shall be required to authorize any of the following:

          (i)  the repurchase or redemption of any of the Shares;

         (ii) any amendment of the Certificate of Incorporation or By-Laws of the Company or any consent by the Company to any amendment of the Certificate of Incorporation or By-Laws of GMH;

        (iii) any authorization of or any issuance of any authorized but unissued capital stock of the Company, except the issuance of Securities upon the exercise of the Warrants or upon conversion of any Series B Preferred Shares;

         (iv) any sale of the Company's entire interest in GMH;

          (v) the sale, lease or exchange of all or substantially all of the Company's assets or any consent by the Company to any sale, lease or exchange by GMH of all or substantially all of the assets of GMH;

        (vi) any merger or consolidation of the Company or GMH with or into any other corporation;

       (vii) the dissolution of the Company or GMH;

      (viii) the adoption of a plan of liquidation of the Company or GMH;

        (ix) any action by the Company to commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it or GMH, or seeking to adjudicate it or GMH a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or GMH or its or GMH's debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or GMH or for all or any substantial part of its or GMH's assets, or making a general assignment for the benefit of its or GMH's creditors;

          (x) any recapitalization of the Company or GMH; or

         (xi) except as provided in the Registration Rights Agreement, any public offering of securities of the Company or any consent by the Company to GMH authorizing any public offering of securities of GMH.

          (c) Any of the actions described in Section 11(b) above are herein referred to as a "Fundamental Change".

          (d) For purposes of Section 11(a), as to any matter set forth therein which requires the approval or consent of the Stockholders holding not less than 66-2/3% of all of the issued and outstanding Series A Preferred Shares, such matter shall be deemed approved or consented to unless the Company shall have received written notice from the requisite percentage of holders of Series A Preferred Shares that they do not approve or consent to such matter within ten
(10) Business Days after the holders of the Series A Preferred Shares have received a written request from the Company asking for such approval or consent.

          12.  SHARE AND WARRANT CERTIFICATES.

               (a) RESTRICTIVE ENDORSEMENT. Each certificate representing Securities now or hereafter held by a Stockholder shall be stamped with legends in substantially the following form:

               "THE SHARES [WARRANTS] REPRESENTED BY THIS
               CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS'
               AGREEMENT DATED AS OF DECEMBER __, 1995, COPIES OF WHICH ARE AVAILABLE AT THE OFFICE OF THE COMPANY AND MAY BE INSPECTED BY ANY PROSPECTIVE TRANSFEREE OF THE SHARES [WARRANTS] REPRESENTED HEREBY ON REQUEST. SUCH STOCKHOLDERS' AGREEMENT PROVIDES, AMONG OTHER THINGS, FOR CERTAIN RESTRICTIONS ON THE SALE, ASSIGNMENT, TRANSFER, PLEDGE, HYPOTHECATION, MORTGAGE, CHARGE, LIEN, ENCUMBRANCE, GIFT, BEQUEST, TRANSMISSION OR OTHER DISPOSITION OF THE SHARES [WARRANTS] REPRESENTED BY THIS CERTIFICATE."

               THE SALE AND ISSUANCE OF THE SECURITIES
               REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE DISTRIBUTION THEREOF. THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, OR TRANSFERRED UNLESS (I) A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO THESE SECURITIES AND SUCH OFFER, SALE, PLEDGE, OR TRANSFER IS IN COMPLIANCE WITH APPLICABLE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION OR (II) THERE IS AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE CORPORATION, THAT AN EXEMPTION THEREFROM IS AVAILABLE AND THAT SUCH OFFER, SALE, PLEDGE, OR TRANSFER IS IN COMPLIANCE WITH APPLICABLE

               SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION.

     Each Stockholder agrees that he or it will deliver all certificates for Securities owned by him or it to the Company for the purpose of affixing such legend thereto.

          (b) REPLACEMENT CERTIFICATES. Upon presentation of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate representing Securities and indemnity agreement reasonably satisfactory to the Company, and upon reimbursement to the Company of all its reasonable expenses incident thereto, and upon surrender of such certificate or instrument, if mutilated, to the Company, each Stockholder agrees to use his or its best efforts to cause the Company deliver a new certificate of like tenor in lieu of such lost, stolen, destroyed or mutilated certificate.

          13. NO DEFAULT. Notwithstanding anything to the contrary contained in this agreement, none of the Stockholders shall take any action hereunder which would cause the Company or any of its subsidiaries or Affiliates to breach any material agreement to which the Company, such subsidiary or Affiliate is a party.

          14.  PREEMPTIVE RIGHTS.

               (a) In the event that the Company should determine to (i) authorize and issue any shares of its capital stock or other equity securities (other than securities issued (A) pursuant to the conversion of the Series B Shares, (B) pursuant to the exercise of the Warrants, (C) pursuant to the acquisition of another corporation by the Company or issued in connection with any merger, consolidation, combination, purchase of all or substantially all of the assets or other reorganization which has been approved by the Board of Directors of the Company and the Stockholders in accordance with the provisions of this Agreement, (D) pursuant to any rights or agreements, including without limitation convertible securities, provided that the rights established by this
Section 14 apply with respect
to the initial sale or grant by the Company of such rights or agreements (other than the rights or agreements described in clause (F) below), (E) in connection with any stock split, stock dividend or recapitalization of the Company, (F) to employees, consultants, officers or directors of the Company pursuant to any stock option, stock purchase or stock bonus plan, agreement or arrangement for the primary purpose of soliciting or retaining such employees, consultants, officers or directors services and which are outstanding on the date hereof or are hereafter approved by the Board of Directors and the Stockholders in accordance with the terms of this Agreement, and (G) in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, covering the offer and sale of securities for the account of the Company and/or selling shareholders to the public) or (ii) to reissue any treasury shares previously acquired by the Company, then the Company shall notify each Stockholder holding Voting Shares and each Warrant holder of such proposed offering and the price thereof, and for a period of 30 days after such notice, each such Stockholder and Warrant holder may purchase a pro rata (in accordance with the percentage of Voting Shares then held by such Stockholder and Warrant holder) amount of the shares being offered by delivery of the purchase price therefor to the Company. If any Stockholder or Warrant holder does not accept the offer to purchase all of his or its pro rata share of the shares being offered, the Company shall make one or more additional offers of the remainder of such shares to Stockholders or Warrant holders who have agreed to purchase all of the shares previously offered. Such additional offer or offers shall be made for a period of 10 days to each of such Stockholders and Warrant holders in the same ratio that the amount of shares which such Stockholder or Warrant holder has agreed to purchase bears to the total amount of shares which all Stockholders and Warrant holders to which such additional offer or offers are made have agreed to purchase. Any shares not so purchased may be sold by the Company to a third party who agrees to be bound by the terms of this Agreement and who shall become a Stockholder hereunder.

               (b) For purposes of any calculation of the number of shares of Voting Shares held or outstanding under this Section 14, the conversion of all securities convertible into or exchangeable for Voting Shares and the exercise of all outstanding rights, options and warrants to acquire Voting Shares shall be assumed.

          15. REGISTRATION RIGHTS. The Stockholders shall have the registration rights set forth on Exhibit B hereto.

          16.  MISCELLANEOUS.

               (a) NOTICES. Wherever this Agreement provides for notice to any party (except as expressly provided to the contrary), it shall be given in writing by messenger, electronic transmission, telegraph, telex or postage prepaid, registered or recorded delivery, air mail letter sent to the address set forth under each Stockholder's name at the foot of this Agreement, or to such other address as the party affected may hereafter designate in writing to the Company and all other Stockholders; together with a copy to the Company at the address set forth at the foot of this Agreement. Any such notice shall be effective when received by the party to whom addressed; provided that if given or made by postage prepaid, registered or recorded delivery, airmail letter or by telegraph or telex, it shall be deemed to have been received at the earlier of (i) when actually received or (ii) five (5) business days after the same was posted or sent (and in proving such it shall be sufficient to prove that the envelope containing the same was properly addressed and posted as aforesaid or sent), and provided that if given or made by telegraph or telex, it shall be deemed to have been received at the time of dispatch.

          (b) TERMINATION; AMENDMENT. This Agreement (i) may be terminated or amended at any time by the written consent of the Company and the holders of seventy percent (70%) of the Voting Shares and notice of such to the Company and all Stockholders, provided that no amendment that adversely affects the interest of any Stockholder shall be effective against such Stockholder absent such Stockholder's prior written consent, and (ii) shall be terminated (A) upon the consummation of (1) a registered public offering of the Common Shares or (2) a Fundamental Change of the type described in Section 11(b)(iv), (vi), (vii), (viii) or (ix) of this Agreement or (B) ten years from the date hereof, unless, at anytime within two years prior to any date upon which termination would occur under this clause (B), all of the parties extend its duration for an additional period, not to exceed ten years.

          (c) WAIVER. No failure or delay on the part of the Stockholders or any of them in exercising any right, power or privilege hereunder, and no course of dealing between the Stockholders or any of them shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege hereunder preclude the simultaneous or later exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Stockholders or any of them would otherwise have. No notice to or demand in any case shall entitle the recipient thereof to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Stockholders or any of them to take any other or further action in any circumstances without notice or demand.

          (d) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

          (e) GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware.

          (f) BENEFIT AND BINDING EFFECT. Except as expressly contemplated herein, this Agreement may not be assigned or transferred.

This Agreement shall be binding upon and shall inure to the benefit of the Company and each of the Stockholders and their respective executors, administrators and personal representatives and heirs and their permitted successors and assigns hereunder and shall be binding upon their successors and assigns. In the event that any part of this Agreement shall be held to be invalid or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid portions were not a part hereof.

          (g) FURTHER ASSURANCES. Each party hereto agrees to use its best efforts to take, and to use its best efforts to cause the Company to take, any action which may be reasonably requested by any other party hereto in order to effectuate or implement the provisions of this Agreement; provided that no party shall be required to take any requested action or cause the Company to take any requested action not specifically required under this Agreement if such requested action might adversely affect the interest of such party or the Company.

          (h) SPECIFIC PERFORMANCE. Due to the fact that the Securities cannot be readily purchased or sold in the open market, and that legal remedies may be inadequate to enforce this Agreement, the parties will be irreparably damaged in the event that this Agreement is not specifically enforced. In the event of a breach or threatened breach of the terms, covenants and/or conditions of this Agreement by any of the parties hereto, the other parties shall, in addition to all other remedies, be entitled to a temporary or permanent mandatory injunction, or any appropriate decree of specific performance, without any bond or security being required and without being required to show any actual damage or that monetary damages would not provide an adequate remedy.

          (i) VOTING PERCENTAGES. Whenever any provision in this Agreement provides for a specified percentage of Voting Shares to authorize or approve any action, such percentage shall be calculated as if all Warrants had been exercised and all shares convertible into Voting Shares had been converted. In addition, each member of the RFE Group hereby grants to Bulldog the right to vote 29.1667% of the Series B Preferred Shares and/or Class C Common Shares held by it as if it were the record and beneficial owner thereof; provided, however, that the rights granted to Bulldog under this sub-paragraph (i) shall not affect the calculation of the number of Voting Shares owned by any member of the RFE Group for purposes of any other provision of this Agreement; and provided, further, that if Bulldog distributes the Series B Preferred Shares or Class C Common Shares owned by it, the voting rights granted in this sub-paragraph (i) shall cease to apply.

          IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the day and year first above written.


                              GMH HOLDINGS INC.



                              By: /s/ GARY M. BROST
                                  ----------------------------------------------
                                   Name:  Gary M. Brost
                                   Title: President
                              369 Franklin Street
                              Buffalo, New York  14202

                              A STOCKHOLDERS:
                              ---------------
                              BULLDOG HOLDINGS LLC



                              By: /s/ GARY M. BROST
                                  ----------------------------------------------
                              Name:  Gary M. Brost
                              Title: President
                              369 Franklin Street
                              Buffalo, New York  14202


                              RFE INVESTMENT PARTNERS, V, L.P.
                              By: RFE Associates V, L.P., general partner



                              By: /s/ JAMES PARSONS
                                  ----------------------------------------------
                              Name:  James Parsons
                              Title: General Partner
                              36 Grove Street
                              New Canaan, Connecticut  06840

                              STERLING COMMERCIAL CAPITAL, INC.


                              By:/s/ HARVEY ROSENBLATT
                                  ----------------------------------------------
                                   Name:  Harvey Rosenblatt
                                   Title: Executive Vice-
                                          President
                                   175 Great Neck Road
                                   Great Neck, New York  11021


                              STATE TREASURER OF THE STATE OF MICHIGAN,
                              CUSTODIAN OF THE MICHIGAN PUBLIC SCHOOL
                              EMPLOYEES' RETIREMENT SYSTEM, STATE EMPLOYEES RETIREMENT SYSTEM, MICHIGAN STATE POLICE RETIREMENT SYSTEM, AND MICHIGAN JUDGES' RETIREMENT SYSTEM



                              By:/s/ PAUL E. RICE
                                  ----------------------------------------------
                                   Paul E. Rice
                                   Administrator
                                   Alternate Investments Division
                                   430 West Allegan
                                   Lansing, Michigan  48922


                              THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE
                              UNITED STATES



                              By:/s/ JAMES R. WILSON
                                  ----------------------------------------------
                              Name:  James R. Wilson
                              Title: Investment Officer
                              787 7th Avenue
                              New York, New York  10019



                              /s/ ROBERT C. MAYER, JR.
                              --------------------------------------------------
                              Robert C. Mayer, Jr.
                              114 River Road
                              Scarborough, New York  10510



                              /s/ ROBERT L. GOODWIN
                              --------------------------------------------------
                              Robert L. Goodwin
                              27 Meadow Lane
                              Greenwich, Connecticut  06831

                              /s/ PAUL C. CRONSON
                              --------------------------------------------------
                              Paul C. Cronson
                              111 E. 80th Street
                              New York, New York  10021



                              /s/ EILEEN V. AUSTEN
                              --------------------------------------------------
                              Eileen V. Austen
                              3630 Meadville Drive
                              Sherman Oaks, California  91403


                              B STOCKHOLDERS:


                              /s/ SAMUEL P. SCOTT
                              --------------------------------------------------
                              Samuel P. Scott, as Joint Tenant with Sherry
                              P. Scott
                              4300 South Fletcher Avenue
                              Fernandina Beach, FL  32034


                              KELLY SCOTT HEROLD
                              --------------------------------------------------
                              Kelly Scott Herold, as Trustee
                              1230 Greenridge Road
                              Jacksonville, FL  32207


                              GREGORY KEITH SCOTT
                              --------------------------------------------------
                              Gregory Keith Scott
                              3136-A South Fletcher Avenue
                              Fernandina Beach, FL  32034


                              DREW ERIC SCOTT
                              --------------------------------------------------
                              Drew Eric Scott
                              3000-B South Fletcher Avenue
                              Fernandina Beach, FL  32034

                              WAYNE ROBERTS
                             --------------------------------------------------
                              Wayne Roberts
                              2255 Industrial Blvd.
                              Waycross, GA  32503

                              /s/ LANNIS THOMAS
                             --------------------------------------------------
                              Lannis Thomas
                              2255 Industrial Blvd.
                              Waycross, GA  32503


                              /s/ THOMAS M. VINSON III
                             --------------------------------------------------
                              Thomas M. Vinson III
                              2255 Industrial Blvd.
                              Waycross, GA  32503


                              /s/ BRUCE HALLOCK
                             --------------------------------------------------
                              Bruce Hallock
                              2255 Industrial Blvd.
                              Waycross, GA  32503


                              /s/ MICHAEL O'GORMAN
                             --------------------------------------------------
                              Michael O'Gorman
                              2255 Industrial Blvd.
                              Waycross, GA  32503


                              /s/ BENNY BRYAN
                             --------------------------------------------------
                              Benny Bryan
                              2255 Industrial Blvd.
                              Waycross, GA  32503


                              /s/ JAMES H. MCCLELLAN
                             --------------------------------------------------
                              James H. McClellan
                              2255 Industrial Blvd.
                              Waycross, GA  32503


                              /s/ SHERRY J. SCOTT
                             --------------------------------------------------
                              Sherry J. Scott, as Joint Tenant with
                              Samuel J. Scott
                              4300 South Fletcher Avenue
                              Fernandina Beach, FL  32034

                                              EXHIBIT A
                                      SCHEDULE OF STOCKHOLDERS


STOCKHOLDER                             NUMBER OF SHARES                                     GROUP
                         SERIES A    SERIES B       CLASS A   CLASS B   CLASS C
                         PREFERRED   PREFERRED      COMMON    COMMON    COMMON     WARRANTS
Bulldog Holdings LLC                 1,400,000                                                  A
RFE Investments
Partners V, L.P.         4,690,351     439,720      714,546                                     A
State Treasurer of
   the State of
   Michigan, Custodian   3,076,922     288,462      468,750                                     A
Sterling Commercial
  Capital, Inc.            232,727      21,818       35,454                                     A
The Equitable Life
  Assurance Society of
  the United States                                                                350,000      A
Eileen V. Austen                                                                    54,687      A
Paul C. Cronson                                                                     54,687      A
Robert C. Goodwin                                                                   54,688      A
Robert C. Mayer                                                                     54,688      A
Samuel P. Scott and
  Sherry J. Scott,
  as joint tenants                                   92,749                                     B
Kelly Scott Herold,
  as Trustee                                         71,167                                     B
Gregory Keith Scott                                  71,167                                     B
Drew Eric Scott                                      71,167                                     B
Lannis Thomas                                        28,000                                     B
Wayne Roberts                                        28,000                                     B
Thomas M. Vinson                                     21,000                                     B
Bruce Hallock                                        14,000                                     B
Michael O'Gorman                                     14,000                                     B
Benny Bryan                                          13,125                                     B
James H. McClellan                                   13,125                                     B
                         _________     _________  _________    ________    ______    _______
TOTAL                    8,000,000     2,150,000  1,656,250       0           0      568,750


                             EXHIBIT B


                        REGISTRATION RIGHTS

          1. DEFINITIONS. Capitalized terms used without definition in this Exhibit B shall have the meanings set forth in the Stockholders' Agreement to which this Exhibit B is attached. The following terms shall have the following respective meanings:

               COMMISSION: the Securities and Exchange Commission or any other Federal agency at the time administering the Securities Act or the Exchange Act, whichever is the relevant statute for the particular purpose.

               Equitable Initiating Holders: any holder or holders of more than 50% of the Warrants.

               EXCHANGE ACT: the Securities Exchange Act of 1934, or any similar Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time of determination.

               INITIATING HOLDERS: each of (a) The Equitable Initiating Holders and (b) the RFE Initiating Holders, together with their successors and permitted assigns.

               IPO: the issuance by the Company in a Public Offering under the Act of a number of shares of Common Stock such that, after giving effect to such Public Offering, there shall be outstanding pursuant to one or more such Public Offerings shares of Common Stock equal to at least 20% of the capital stock of the Company on a fully-diluted basis.

               OTHER SECURITIES: any stock (other than Common Stock) and other securities of the Company or any other Person (corporate or otherwise) which the holders of the Warrants at any time shall be entitled to receive, or shall have received, upon the exercise of the Warrants, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities pursuant to Section 3 of the Warrant Agreement or otherwise.

               PUBLIC OFFERING: any offering of Common Stock or Other Securities, or any securities issued or issuable with respect to any Common Stock or Other Securities by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, in each case to the public pursuant to an effective registration statement under the Act.

               REGISTRABLE SECURITIES: (a) any shares of Common Stock issued and outstanding as of the date hereof, (b) the Warrants, (c) any shares of Common Stock or Other Securities issued or issuable upon exercise of the Warrants or upon conversion of the Series B Preferred Shares and (d) any securities issued or issuable with respect to any Common Stock or Other Securities referred to in subdivision (c) by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise. As to any particular Registrable Securities, once issued such securities shall cease to be Registrable Securities when (x) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (y) they shall have been sold as permitted under Rule 144 (or any successor provision) under the Securities Act, or (z) they shall have ceased to be outstanding.

               REGISTRATION EXPENSES: all expenses incident to the Company's performance of or compliance with the provisions of this Exhibit B, including, without limitation, all registration, filing and NASD fees, all fees and expenses of complying with securities or blue sky laws, all word processing, duplicating and printing expenses, messenger and delivery expenses, the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any special audits or "cold comfort" letters required by or incident to such performance and compliance, the reasonable fees and disbursements of a single counsel and single firm of accountants retained by the holders of the Registrable Securities being registered, premiums and other costs of policies of insurance against liabilities arising out of the public offering of the Registrable Securities being registered and any fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but excluding underwriting discounts, commissions, transfer taxes and any other compensation paid to underwriters or other agents or brokers to effect the sale, if any, PROVIDED that, in any case where Registration Expenses are not to be borne by the Company, such expenses shall not include salaries of Company personnel or general overhead expenses of the Company, auditing fees, premiums or other expenses relating to liability insurance required by underwriters of the Company, or other expenses for the preparation of financial statements or other data normally prepared by the Company in the ordinary course of its business or which the Company would have incurred in any event.

               REQUESTING HOLDER:  the meaning in paragraph 7.

               RFE INITIATING HOLDERS:  RFE and Michigan.

               WARRANT AGREEMENT: the Common Stock Purchase Warrant expiring December 21, 2002 issued by the Company.

               WARRANTS: the meaning specified in the opening paragraph of the Warrant Agreement.

          2.   REGISTRATION ON REQUEST.

               (a) REQUEST. At any time and from time to time after the 180th day following the consummation of an IPO, upon the written request of one or more Initiating Holders, requesting that the Company effect the registration under the Securities Act of all or part of such Initiating Holders' Registrable Securities and specifying the intended method of disposition thereof, the Company will promptly give written notice of such requested registration to all holders of outstanding Registrable Securities, and thereupon will use its best efforts to effect its registration under the Securities Act of:

               (i) the Registrable Securities which the Company has been so requested to register by such Initiating Holder or Holders for disposition in accordance with the intended method of disposition stated in such request; and

              (ii) all other Registrable Securities the Holders of which have made written requests to the Company for registration thereof within 20 Business Days after the giving of such written notice by the Company (which request shall specify the intended method of disposition thereof), all to the extent required to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be registered; PROVIDED that the Company shall not be required to effect the registration pursuant to this Section 2 of any Warrants (but shall be required to effect the registration of Registrable Securities described in clauses (b) and (c) of the definition of Registrable Securities), and PROVIDED, FURTHER, that any holder of Registrable Securities to be included in any such registration, may, by written notice to the Company within 10 Business Days after its receipt of a copy of a notice from the managing underwriter delivered pursuant to paragraph (g) below, withdraw such request and, on receipt of such notice of the withdrawal of such request from holders comprising at least a majority of the holders of Registrable Securities to be included in such registration, the Company may elect not to effect such registration. Subject to paragraph (g) below, the Company may include in such registration other securities for sale for its own account or for the account of any other Person.

               (b) NUMBER OF REGISTRATIONS. The Company shall not be required to effect more than two registrations for the RFE Initiating Holders and two registrations for the Equitable Initiating Holders pursuant to this Section 2, PROVIDED that such registrations, taken together, shall permit the disposition of at least 80% of the Registrable Securities which the Company has been so requested to register, and PROVIDED, FURTHER, that if two such registrations shall not permit the disposition of at least 80% of such Registrable Securities, the Company shall be required to effect additional registrations pursuant to this Section 2 until they have permitted the disposition of at least 80% of such Registrable Securities.

               (c)  REGISTRATION STATEMENT FORM.  Registrations under this
Section 2 shall be on such appropriate registration form of the Commission
(i) as shall be selected by the Company and as shall be acceptable to at least a majority of the holders of Registrable Securities to be included in such registration and (ii) as shall permit the disposition of the Registrable Securities which the Company has been requested to register under this Section 2 in accordance with the intended method or methods of disposition specified in the request for their registration. The Company may, if permitted by law, effect any registration requested under this
Section 2 by the filing of a registration statement on Form S-3 (or any successor or similar short form registration statement) unless the holders holding at least a majority (by number of shares) of the Registrable Securities as to which such registration relates (and, if such registration involves an underwritten Public Offering of such Registrable Securities, the managing underwriter of such Public Offering) shall notify the Company in writing that, in the judgment of such holders (and, if applicable, such managing underwriter), the use of a more detailed form specified in such notice is of material importance to the success of the Public Offering of such Registrable Securities, in which case such registration shall be effected on the form so specified. Upon the request of at least a majority of the holders of Registrable Securities, registration under this Section 2 shall be by means of a shelf registration pursuant to Rule 415 under the Securities Act (but only if the Company is then eligible to use Form S-2 or S-3 (or any successor forms)).

               (d) EXPENSES. The Company will pay all Registration Expenses in connection with the first two registrations for each of the RFE Initiating Holders and the Equitable Initiating Holders effected pursuant to this Section 2, and, if such registrations, taken together, shall not permit the disposition of at least 80% of the Registrable Securities which the Company has been requested to register under this Section 2, the Company will pay all Registration Expenses in connection with each additional registration pursuant to this Section 2 until such registrations, taken together, shall have permitted the disposition of at least 80% of such Registrable Securities.

               (e) SELECTION OF UNDERWRITERS. If, in the discretion of the holders of a majority (by number of shares) of the Registrable Securities, any offering pursuant to this Section 2 shall constitute an underwritten offering, the underwriter or underwriters thereof shall be selected, after consultation with such holders, by the Company and shall be acceptable to the holders of at least a majority of the holders of Registrable Securities to be included in such offering, who shall not unreasonably withhold their acceptance of such underwriter or underwriters.

               (f) EFFECTIVE REGISTRATION STATEMENT. A registration requested pursuant to this Section 2 will not be deemed to have been effected and a demand shall not be deemed to have been made (i) unless it has become effective, (ii) if the registration does not remain effective for a period of at least 120 days (or, with respect to any registration statement filed pursuant to Rule 415 under the Securities Act, for a period of at least 2 years) or, if earlier, until all the Registrable Securities requested to be registered in connection therewith were sold, (iii) if, after it has become effective, such registration is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court, or (iv) if the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied other than by reason of some act or omission by such Initiating Holders.

               (g) PRIORITY IN REQUESTED REGISTRATIONS. If a requested registration pursuant to this Section 2 involves an underwritten offering, and the managing underwriter shall advise the Company in writing (with a copy to each holder of Registrable Securities requesting registration) that, in its opinion, the number of securities requested to be included in such registration (including securities of the Company which are not Registrable Securities) exceeds the number which can be sold in such offering, the Company will include in any such registration to the extent of the number which the Company is so advised can be sold in such offering
(i) first, Registrable Securities requested to be included in such registration by the holder or holders of Registrable Securities who are Initiating Holders, pro rata among such holders on the basis of the number of Registrable Securities requested to be included by such holders, and
(ii) second, other securities of the Company proposed to be included in such registration, in accordance with the priorities, if any, then existing among the Company and the holders of such other securities.

          3.   INCIDENTAL REGISTRATION.

               (a) RIGHT TO INCLUDE REGISTRABLE SECURITIES.
Notwithstanding any limitation contained in Section 2, if the Company at any time proposes to register any of its securities under the Securities Act (other than by a registration on Form S-4 or S-8 or any successor or similar forms), whether or not for sale for its own account, in a manner which would permit registration of Registrable Securities for sale to the public under the Securities Act, each such time, it will give prompt written notice to all holders of Registrable Securities of its intention to do so and of such holders' rights under this Section 3. Upon the written request of any such holder made within 20 days after receipt of any such notice (which request shall specify the Registrable Securities intended to be disposed of by such holder and the intended method of disposition thereof), the Company will use its best efforts to effect the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register by the holders thereof, to the extent requisite to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be registered, by inclusion of such Registrable Securities in the registration statement which covers the securities which the Company proposes to register, PROVIDED that (i) the Company shall not be required to effect the registration pursuant to this Section 3 of any Warrants (but shall be required to effect the registration of Registrable Securities described in clauses (b) and (c) of the definition of Registrable Securities) and (ii) if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register or to delay registration of such securities, the Company may, at its election, give written notice of such determination to each holder of Registrable Securities and, thereupon, (x) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of any holder or holders of Registrable Securities entitled to request that such registration be effected as a registration under Section 2, and (y) in the case of a determination to delay registering, shall be permitted to delay registering any Registrable Securities for the same period as the delay in registering such other securities. No registration effected under this
Section 3 shall relieve the Company of its obligation to effect any registration statement upon request under Section 2. The Company will pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this Section 3.

               (b) PRIORITY IN INCIDENTAL REGISTRATIONS. If a registration pursuant to this Section 3 involves an underwritten offering and the managing underwriter advises the Company in writing that, in its opinion, the number of securities requested to be included in such registration exceeds the number which can be sold in such offering, the Company will include in such registration, to the extent of the number which the Company is so advised can be sold in such offering, securities determined as follows:

               (i) if such registration as initially proposed by the Company was solely a primary registration of its securities, (x) first, the securities proposed by the Company to be sold for its own account, (y) second, any Registrable Securities requested to be included in such registration, pro rata among the holders thereof requesting such registration on the basis of the number of shares of Registrable Securities requested to be included by such holders and
     (z) third, any other securities of the Company proposed to be included in such registration, pro rata among the holders thereof requesting such registration on the basis of the number of shares of such securities requested to be included by such holders; and

              (ii) if such registration as initially proposed by the Company was in whole or in part requested by holders of securities of the Company, other than holders of Registrable Securities, pursuant to
     Section 2 hereof, such securities held by the holders initiating such registration, any Registrable Securities requested to be included in such registration, and any other securities of the Company proposed to be included in such registration, pro rata among the holders thereof requesting such registration on the basis of the number of shares of such securities requested to be included by such holders.

               4. REGISTRATION PROCEDURES. If and whenever (a) the Company is required to use its best efforts to effect the registration of any Registrable Securities under the Securities Act as provided in Sections 2 and 3 or (b) there is a Requesting Holder in connection with any other proposed registration by the Company under the Securities Act, the Company will as expeditiously as possible:

               (i) prepare and file with the Commission the requisite registration statement (including such audited financial statements as may be required by the Securities Act or the rules and regulations promulgated thereunder) to effect such registration and use its best efforts to cause such registration statement to become effective, PROVIDED that before filing such registration statement or any amendments thereto, the Company will furnish to the counsel selected by the holders of Registrable Securities whose Registrable Securities are to be included in such registration copies of all such documents proposed to be filed, which documents will be subject to the review of such counsel, and PROVIDED, FURTHER, that the Company may discontinue any registration of its securities which are not Registrable Securities at any time prior to the effective date of the registration statement relating thereto;

              (ii) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to maintain the effectiveness of such registration statement and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement until the earlier of (A) such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement and (B) the expiration of 120 days after such registration statement becomes effective, except with respect to any such registration statement filed pursuant to Rule 415 (or any successor Rule) under the Securities Act, in which case such period shall be 2 years;

             (iii) furnish to each seller of Registrable Securities covered by such registration statement and each Requesting Holder such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents, as such seller may reasonably request;

              (iv) use its best efforts to register or qualify all Registrable Securities and other securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as each seller thereof and each Requesting Holder shall reasonably request, to keep such registration or qualification in effect for so long as such registration statement remains in effect, and take any other action which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the securities owned by such seller, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this subdivision (iv) be obligated to be so qualified or to consent to general service of process in any such jurisdiction;

               (v) use its best efforts to cause all Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof to consummate the disposition of such Registrable Securities;

              (vi) furnish to each seller of Registrable Securities and each Requesting Holder a signed counterpart, addressed to such seller (and the underwriters, if any), of

                    (A) an opinion of counsel for the Company, dated the effective date of such registration statement (and, if such registration includes an underwritten Public Offering, dated the date of any closing under the underwriting agreement), reasonably satisfactory in form and substance to such seller, and

                    (B) a "comfort" letter, dated the effective date of such registration statement (and, if such registration includes an underwritten Public Offering, dated the date of any closing under the underwriting agreement), signed by the independent public accountants who have certified the Company's financial statements included in such registration statement, covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of the accountants' letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to the underwriters in underwritten Public Offerings of securities and, in the case of the accountants' letter, such other financial matters, as such seller (or the underwriters, if any) may reasonably request;

             (vii) immediately notify each seller of such Registrable Securities, and (if requested by any such seller) confirm such advice in writing, (A) when the prospectus or any prospectus supplement or post-effective amendment has been filed, and, with respect to the registration statement or any post-effective amendment, when the same has become effective, (B) of any request by the Commission for amendments or supplements to the registration statement or the prospectus or for additional information, (C) of the issuance by the Commission of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings for that purpose and (D) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

            (viii) use its best efforts to obtain the withdrawal of any order suspending the effectiveness of the registration statement at the earliest possible time;

              (ix) immediately notify each holder of Registrable Securities covered by such registration statement and each Requesting Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and at the request of any such holder promptly prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

               (x) otherwise comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than eighteen months, beginning with the first full calendar month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act, and not file any amendment or supplement to such registration statement or prospectus to which any such seller or any Requesting Holder shall have reasonably objected on the grounds that such amendment or supplement does not comply in all material respects with the requirements of the Securities Act or of the rules or regulations thereunder, having been furnished with a copy thereof at least five business days prior to the filing thereof;

              (xi) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of such registration statement;

             (xii) cooperate with the sellers of such Registrable Securities to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, which securities shall not bear any restrictive legends and shall be in a form eligible for deposit with The Depository Trust Company; and enable such Registrable Securities to be in such denominations and registered in such names as such sellers may request at least two Business Days prior to any sale of Registrable Securities;

            (xiii) use its best efforts (A) to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange (if such Registrable Securities are not already so listed) and on each additional national securities exchange on which similar securities issued by the Company are then listed, if the listing of such Registrable Securities is then permitted under the rules of such exchange, or (B) to secure designation of all such Registrable Securities covered by such registration statement as a NASDAQ "national market system security" within the meaning of Rule llAa2-1 of the Commission or, failing that, secure NASDAQ authorization for such Registrable Securities and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to such Registrable Securities with the NASD;

             (xiv) provide a CUSIP number for all Registrable Securities, not later than the effective date of the applicable registration statement; and

              (xv) enter into such agreements and take such other actions as the Requisite Holders shall reasonably request in order to expedite or facilitate the disposition of such Registrable Securities.

The Company may require each holder of Registrable Securities as to which any registration is being effected to furnish the Company such information regarding such holder and the distribution of such securities as the Company may from time to time reasonably request in writing.

          5.   UNDERWRITTEN OFFERINGS.

               (a) REQUESTED UNDERWRITTEN OFFERINGS. If requested by the underwriters for any underwritten offering by holders of Registrable Securities pursuant to the registration requested under Section 2, the

Company will enter into an underwriting agreement with such underwriters for such offering, such agreement to be satisfactory in substance and form to each such holder and the underwriters and to contain such representations and warranties by the Company and such other terms as are customarily contained in agreements of this type, including, without limitation, indemnities to the effect and to the extent provided in Section
8. The holders of Registrable Securities to be distributed by such underwriters shall be parties to such underwriting agreement and may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of such holders of Registrable Securities and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of such holders of Registrable Securities. No holder of Registrable Securities shall be required (i) to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such holder and such holder's intended method of distribution and any other representation required by law or (ii) to indemnify (or to contribute with respect to an indemnifiable claim) the Company or any underwriters of the Registrable Securities, except as set forth in Section 8.

               (b) INCIDENTAL UNDERWRITTEN OFFERINGS. If the Company at any time proposes to register any of its securities under the Securities Act as contemplated by Section 3 and such securities are to be distributed by or through one or more underwriters, the Company will, subject to the provisions of Section 3(b), use its best efforts, if requested by any holder of Registrable Securities, to arrange for such underwriters to include the Registrable Securities to be offered and sold by such holder among the securities to be distributed by such underwriters. The holders of Registrable Securities to be distributed by such underwriters shall be parties to the underwriting agreement between the Company and such underwriters and may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of such holders of Registrable Securities and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of such holders of Registrable Securities. No holder of Registrable Securities shall be required (i) to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such holder and such holder's intended method of distribution and any other representation required by law or (ii) to indemnify (or to contribute with respect to an indemnifiable claim) the Company or any underwriters of the Registrable Securities, except as set forth in Section 8.

               (c)  HOLDBACK AGREEMENTS.

               (i) Each holder of Registrable Securities agrees, if so required by the managing underwriter, not to effect any public sale or distribution of securities of the Company of the same class as the securities included in such Registration Statement, during the seven days prior to the date on which any underwritten registration pursuant to Section 2 or 3 has become effective and the 90 days thereafter, except as part of such underwritten registration or to the extent that such holder is prohibited by applicable law from agreeing to withhold Registrable Securities from sale or is acting in its capacity as a fiduciary or an investment adviser. Without limiting the scope of the term "fiduciary," a holder shall be deemed to be acting as a fiduciary or an investment adviser if its actions or the Registrable Securities proposed to be sold are subject to ERISA, the Investment Company Act of 1940 or the Investment Advisers Act of 1940 or if such Registrable Securities are held in a separate account under applicable insurance law or regulation.

              (ii) The Company agrees (A) not to effect any public sale or distribution of its equity securities or securities convertible into or exchangeable or exercisable for any of such securities during the seven days prior to the date on which any underwritten registration pursuant to Section 2 or 3 has become effective and the 90 days thereafter, except as part of such underwritten registration and except pursuant to registrations on Form S-4 or S-8 or any successor or similar forms thereto, and (B) to cause each holder of its equity securities or of any securities convertible into or exchangeable or exercisable for any of such securities, in each case purchased from the Company at any time after the date of this Agreement (other than in a Public Offering), to agree not to effect any such public sale or distribution of such securities, during such period, except as part of such underwritten registration.

          6. PREPARATION; REASONABLE INVESTIGATION. In connection with the preparation and filing of each registration statement under the Securities Act, the Company will give the holders of Registrable Securities to be registered under such registration statement, their underwriters, if any, each Requesting Holder and one firm of counsel and accountants on behalf of such Requesting Holders, the opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the Commission, and each amendment thereof or supplement thereto, and will give each of them such access to its books and records and such opportunities to discuss the business of the Company with its officers and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of such holders' and such underwriters' respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act. The Company agrees to include in any such registration statement all information which any holder of Registrable Securities being registered, upon advice of counsel, shall reasonably request.

          7. RIGHTS OF REQUESTING HOLDERS. The Company will not file any registration statement under the Securities Act, whether or not pursuant to registration rights granted to other holders of its securities and whether or not for sale for its own account (other than by a registration on Form S-4, S-8 or any successor form thereto), unless it shall first have given to each Person which holds any Registrable Securities issued by the Company at least 30 days' prior written notice thereof. Any such holder who shall so request within 30 days after such notice (a "Requesting Holder") shall have the rights of a Requesting Holder provided in Sections 4, 6 and 8. In addition, if any registration statement refers to any Requesting Holder by name or otherwise as the holder of any securities of the Company, then such holder shall have the right to require (A) the insertion therein of language, in form and substance reasonably satisfactory to such holder, to the effect, if true, that the holding by such holder of such securities does not necessarily make such holder a "controlling person" of the Company within the meaning of the Securities Act and is not to be construed as a recommendation by such holder of the investment quality of the Company's debt or equity securities covered thereby and that such holding does not imply that such holder will assist in meeting any future financial requirements of the Company, or (B) in the event that such reference to such holder by name or otherwise is not required by the Securities Act or any rules and regulations promulgated thereunder, the deletion of the reference to such holder.

          8.   INDEMNIFICATION.

               (a) The Company will, and hereby does, indemnify, to the extent permitted by applicable law, each holder of Registrable Securities and its Affiliates and their respective officers and directors, if any, and each Person, if any, who controls such holder within the meaning of Section 15 of the Securities Act, against all losses, claims, damages, liabilities (or proceedings in respect thereof) and expenses (under the Securities Act or common law or otherwise), joint or several, caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus (and as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities (or proceedings in respect thereof) or expenses are caused by any untrue statement or alleged untrue statement contained in or by any omission or alleged omission from information furnished in writing to the Company by such holder expressly for use therein. If the offering pursuant to any registration statement provided for under this Agreement is made through underwriters, no action or failure to act on the part of such underwriters (whether or not any such underwriter is an Affiliate of any holder of Registrable Securities) shall affect the obligations of the Company to indemnify any holder of Registrable Securities or any other Person pursuant to the preceding sentence. If the offering pursuant to any registration statement provided for under this Agreement is made through underwriters, the Company agrees to enter into an underwriting agreement in customary form with such underwriters, and the Company agrees to indemnify such underwriters, their officers and directors, if any, and each Person, if any, who controls such underwriters within the meaning of Section 15 of the Securities Act to the same extent as hereinbefore provided with respect to the indemnification of the holders of Registrable Securities; PROVIDED that the Company shall not be required to indemnify any such underwriter, or any officer or director of such underwriter or any Person who controls such underwriter within the meaning of Section 15 of the Securities Act, to the extent that the loss, claim, damage, liability (or proceedings in respect thereof) or expense for which indemnification is claimed results from such underwriter's failure to send or give a copy of the amended or supplemented final prospectus to the Person asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Registrable Securities to such Person if such statement or omission was corrected in such amended or supplemented final prospectus prior to such written confirmation and the underwriter was given notice of the availability of such amended or supplemented final prospectus.

               (b) In connection with any registration statement in which a holder of Registrable Securities is participating, each such holder will indemnify, to the extent permitted by applicable law, the Company, its officers and directors and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, against any losses, claims, damages, liabilities (or proceedings in respect thereof) and expenses (under the Securities Act, common law or otherwise), caused by any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact required to be stated in the registration statement or prospectus or preliminary prospectus or any amendment thereof or supplement thereto or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in or such omission is from information so furnished in writing by such holder expressly for use therein; PROVIDED that such holder's obligations hereunder shall be limited to an amount equal to the net proceeds to such holder of the Registrable Securities sold pursuant to such registration statement.

               (c) Any Person entitled to indemnification under the provisions of this Section 8 shall (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification (but the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding subdivisions of this Section 8, except to the extent that the indemnifying party is actually prejudiced by such failure) and
(ii) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, permit such indemnifying party to assume the defense of such claim, with counsel reasonably satisfactory to the indemnified party; and if such defense is so assumed, such indemnifying party shall not enter into any settlement without the consent of the indemnified party if such settlement attributes liability to the indemnified party, and such indemnifying party shall not be subject to any liability for any settlement made without its consent (which shall not be unreasonably withheld); and any underwriting agreement entered into with respect to any registration statement provided for under this Agreement shall so provide. In the event an indemnifying party shall not be entitled, or elects not, to assume the defense of a claim, such indemnifying party shall not be obligated to pay the fees and expenses of more than one counsel or firm of counsel for all parties indemnified by such indemnifying party in respect of such claim, unless in the reasonable judgment of any such indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties in respect to such claim. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of a participating holder of Registrable Securities, its officers, directors or any Person, if any, who controls such holder as aforesaid, and shall survive the transfer of such securities by such holder.

               (d) If the indemnification provided for in this Section 8 shall for any reason be held by a court to be unavailable to an indemnified party under Section 8(a) or (b) hereof in respect of any loss, claim, damage or liability, or any action in respect thereof, then, in lieu of the amount paid or payable under Section 8(a) or (b), the indemnified party and the indemnifying party under Section 8(a) or (b) shall contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating the same),
(i) in such proportion as is appropriate to reflect the relative fault of the Company and the prospective sellers of Registrable Securities covered by the registration statement which resulted in such loss, claim, damage or liability, or action or proceeding in respect thereof, with respect to the statements or omissions which resulted in such loss, claim, damage or liability, or action or proceeding in respect thereof, as well as any other relevant equitable considerations or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as shall be appropriate to reflect the relative benefits received by the Company and such prospective sellers from the offering of the securities covered by such registration statement, PROVIDED, that for purposes of clauses (i) or (ii), the relative benefits received by the prospective sellers shall be deemed not to exceed the amount of proceeds received by such prospective sellers, and no holder of Registrable Securities shall be required to contribute any amount in excess of the amount such holder would have been required to pay to an indemnified party if the indemnity under subsection (b) of this Section 8 was available. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Such sellers' obligations to contribute as provided in this Section 8(d) are several in proportion to the relative value of their respective Registrable Securities covered by such registration statement and not joint. In addition, no Person shall be obligated to contribute hereunder any amounts in payment for any settlement of any action or claim effected without such Person's consent, which consent shall not be unreasonably withheld.

               (e) Indemnification and contribution similar to that specified in the preceding subdivisions of this Section 8 (with appropriate modifications) shall be given by the Company and each seller of Registrable Securities with respect to any required registration or other qualification of securities under any federal or state law or regulation of any governmental authority other than the Securities Act.

               (f) An indemnifying party shall make payments of all amounts required to be made pursuant to the foregoing provisions of this
Section 8 to or for the account of the indemnified party from time to time promptly upon receipt of bills or invoices relating thereto or when otherwise due or payable, subject to an undertaking by the Indemnified Party to repay all such amounts if a court of competent jurisdiction determines that such Indemnified Party is not entitled to indemnity or the benefits of contribution hereunder.

          9. ADJUSTMENTS AFFECTING REGISTRABLE SECURITIES. The Company will not effect or permit to occur any combination or subdivision of shares which would adversely affect the ability of the holders of Registrable Securities to include such Registrable Securities in any registration of its securities contemplated by this Exhibit B or the marketability of such Registrable Securities under any such registration.

          10. REGISTRATION RIGHTS TO OTHERS. The Company shall not, without the prior written consent of the holders of a majority of Registrable Securities, provide to any holder of any securities of the Company rights with respect to the registration of such securities under the Act which are more favorable to such holder than the terms and conditions provided in this Exhibit B to holders of Registrable Securities. The Company shall provide to the holders of Registrable Securities copies of any agreements which purport to grant rights with respect to the registration of any of the Company's securities to any holder or prospective holder thereof promptly upon executing the same.

          11. OTHER REGISTRATION OF COMMON STOCK. If any shares of the Common Stock required to be reserved for purposes of issuance upon exercise of the Warrants in connection with their sale in a registration pursuant to
Section 2 or 3 require registration with or approval of any governmental authority under any federal or state law (other than the Securities Act) before such shares may be issued upon such exercise, the Company will, at its expense and as expeditiously as possible, use its best efforts to cause such shares to be duly registered or approved, as the case may be.

          12. NOMINEES FOR BENEFICIAL OWNERS. For purposes of this Exhibit B, in the event that any Registrable Securities are held by a nominee for the beneficial owner thereof, the beneficial owner thereof may, at its election, be treated as the holder of such Registrable Securities for purposes of any request or other action by any holder or holders of Registrable Securities pursuant to this Exhibit B or any determination of any number or percentage of shares of Registrable Securities held by any holder or holders of Registrable Securities contemplated by this Exhibit B. If the beneficial owner of any Registrable Securities so elects, the Company may require assurances reasonably satisfactory to it of such owner's beneficial ownership of such Registrable Securities.

          13. RULE 144 AND RULE 144A. The Company shall take all actions reasonably necessary to enable holders of Registrable Securities to sell such securities without registration under the Securities Act within the limitation of the provisions of Rule 144 and Rule 144A under the Securities Act, as such Rules may be amended from time to time, or any similar rules or regulations hereafter adopted by the Commission, including, without limitation, filing on a timely basis all reports required to be filed pursuant to the Exchange Act.

          14. TRANSFER; ASSIGNMENT. Upon a transfer of Registrable Securities by the holder thereof, the rights granted hereunder to the holders of Registrable Securities may be transferred to such transferee.

          15. AMENDMENT. Notwithstanding the provisions of the Stockholders Agreement to which this Exhibit B is attached, this Exhibit B may not be amended or modified without the prior written consent of holders of more than 50% of the Registrable Securities. Any approval, action or waiver of any provision contained in this Exhibit B shall require the prior approval or consent of holders of more than 50% of the Registrable Securities, and upon receiving such approval or consent, such approval, action or waiver shall be binding upon all holders of Registrable Securities; provided, that if any amendment is adverse to any holder of Registrable Securities, the same must be approved by such holder.